Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective as of January 1, 2015 (the “Effective Date”) by and between AMERIANA BANK (“Ameriana” or the “Bank”), with its principal office in New Castle, Indiana, and JOHN J. LETTER (“Executive”), an individual residing in the State of Indiana.

WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to serve in the employ of the Bank on a full-time basis for said period; and

WHEREAS, the Board of Directors of the Bank (the “Board”) has determined that the best interests of the Bank would be served by providing Executive with protection and special benefits following any change of control of the Bank; and

WHEREAS, the Bank desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive will not compete with the Bank for a reasonable time after termination of his employment except as otherwise provided herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1. Employment. The Bank agrees to employ Executive, and Executive agrees to remain in the employ of the Bank, for the period stated in paragraph 3 hereof and upon the other terms and conditions herein provided.

2. Position and Responsibilities. Executive agrees to serve as Executive Vice President – Treasurer and Chief Financial Officer of the Bank for the term and on the conditions hereinafter set forth. Executive agrees to perform such services consistent with his position as shall from time to time be assigned to him by the Board or the Bank’s CEO.

3. Term and Duties.

(a) Term of Employment. The term of this Agreement shall be for a period of thirty-six (36) months from the Effective Date and include any extensions thereto. During each calendar year after the Effective Date, the Board shall review the performance of Executive to determine whether or not any adjustments need to be made to the level of compensation being paid to Executive or the term of this Agreement.

(b) Duties. During the period of his employment hereunder and except for illnesses, reasonable vacation periods and reasonable leaves of absence, Executive shall devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in companies or organizations which, in the Board’s judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation.

4. Compensation and Reimbursement of Expenses.

(a) Compensation. The Bank agrees to pay Executive during the term of this Agreement a salary at the rate of $ 155,000 per annum; provided, however, that the rate of such salary shall be reviewed by the Board not less often than annually. Such rate of salary, or increased rate of salary, if any, as the case may be, may be further increased (but not decreased) from time to time in such amount as the Board in its discretion may decide. Such salary shall be payable in accordance with the customary payroll practices of the Bank, but in no event less frequently than monthly, and any bonus shall be payable in the manner specified by a committee of the Board at the time any such bonus is awarded. However, in no event will any bonus be paid by the Bank later than the end of the year following the year in which the bonus was earned.

(b) Reimbursement of Expenses. The Bank shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in the performance of his obligations under this Agreement in accordance with the Bank’s policy on the date of this Agreement or as approved by the Board. However, in no event will any reimbursement be made by the Bank later than December 31 of the year following the year in which the expense was incurred.

(c) Use of Company Vehicle. The Bank agrees to provide Executive with the use of an automobile commensurate with his position during the period of his employment.

5. Participation in Benefit Plans. The payments provided in paragraphs 4, 7 and 8 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any group hospitalization, health, dental care, or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, or executive contingent compensation plan, including, without limitation, capital accumulation and termination pay programs, restricted stock or stock purchase plan, stock option plan, retirement income, qualified pension plan, supplemental pension plan (excess benefit plan), supplemental retirement plan, or other present or future group employee benefit plan or program of the Bank for which executives are or shall become eligible, and Executive shall be eligible to receive during the period of his employment under this Agreement, and during any subsequent period for which he shall be entitled to receive payments from the Bank under paragraph 7 or paragraph 8, all benefits and emoluments for which executives are eligible under every such plan or program to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The foregoing shall not prohibit the Bank, in its sole discretion, from amending, modifying, freezing, suspending or terminating such plans, if any, from time to time in the future.

6. Vacation and Sick Leave. Executive is entitled to take paid vacation time as follows:

(a) Executive shall be entitled to an annual vacation in accordance with the policies periodically established by the Board for senior management officials of the Bank, which shall in no event be less than four weeks per annum.

(b) The timing of vacations shall be scheduled in a reasonable manner by the Board. Executive shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next unless otherwise authorized by the Board for senior management officials of the Bank.

(c) In addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine. Upon termination of his employment, Executive shall not be entitled to receive any additional compensation from the Bank for unused vacation time.

(d) In addition, Executive shall be entitled to an annual sick leave as established by the Board for senior management officials of the Bank. In the event any sick leave time shall not have been used during any year, such leave shall not accrue to subsequent years unless otherwise authorized by the Board. Upon termination of his employment, Executive shall not be entitled to receive any additional compensation from the Bank for unused sick leave.

7. Benefits Payable Upon Disability.

(a) Primary Disability Benefits. In the event of the disability (as hereinafter defined) of Executive, the Bank shall continue to pay Executive the monthly compensation provided in paragraph 4 hereof during the period of his disability; provided, however, that in the event Executive is disabled for a continuous period exceeding eighteen (18) calendar months, the Bank may, at its election, terminate Executive’s employment and this Agreement, in which event Executive shall be entitled to receive the benefits described in paragraph 7(b).

As used in this Agreement, the term “Disability” or “Disabled” shall mean Executive is:

(A) Unable, with or without reasonable accommodation, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(B) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which cannot be accommodated by reasonable accommodation, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (iv) Executive retires on or after attaining age 65.

(b) Secondary Disability Benefits. The Bank shall pay to Executive a monthly disability benefit equal to sixty percent (60%) of his monthly salary at the time he became Disabled. Payment of such disability benefit shall commence on the last day of the month following the month for which the final payment under paragraph 7(a) was made and cease with the earliest of (i) the payment for the month in which Executive dies, or (ii) the payment for the twelfth (12th) calendar month following notice of termination pursuant to paragraph 7(a), or (iii) the payment for the month immediately preceding the date Executive is no longer Disabled.

(c) Disability Benefit Offset. Any amounts payable under paragraph 7(a) or 7(b) shall be reduced by any amounts paid to Executive under any other disability program or insurance maintained by the Bank.

(d) Services During Disability. During the period Executive is entitled to receive payments under paragraphs 7(a) and (b), Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Bank, and, in addition, upon reasonable request in writing on behalf of the Board, or an executive officer designated by the Board, from time to time, make himself available to the Bank to undertake reasonable assignments consistent with the dignity, importance, and scope of his prior position and his physical and mental health. During such period of service, Executive shall be responsible and report to, and be subject to the supervision of, the Board or an executive officer designated by the Board, as to the method and manner in which he shall perform such assignments, subject always to the provisions of this paragraph 7(d), and shall keep such Board, or such executive officer, appropriately informed of his progress in each such assignment.

8. Termination and Termination Payments.

(a) Termination. Subject to the continuing obligations of Executive hereunder, including but not limited to those set forth in paragraph 10, Executive’s employment may be terminated at any time prior to the expiration of the term of this Agreement. Upon the occurrence of an Event of Termination (as defined below) during the period of Executive’s employment under this Agreement, the provisions of this paragraph 8 shall apply. As used in this Agreement, an “Event of Termination” shall mean termination by the Bank of Executive’s employment hereunder for any reason other than “cause” (as defined below), Executive retires on or after attaining age 65, or termination due to Executive’s Disability pursuant to paragraph 7. A termination for “cause” shall include termination because of Executive’s personal dishonesty, incompetence, willful misconduct or gross negligence, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), felony conviction or conviction of any criminal offense which involves dishonesty or breach of trust, willful violation of any requirement of a governmental agency or authority having jurisdiction over Executive, or material breach of any provision of this Agreement. Executive may terminate this Agreement upon sixty (60) days written notice to the Board.

(b) Payments Upon Termination for Cause, or by Executive. In the event of termination for cause by the Board, or termination by Executive except for “good reason” as provided in paragraph 8(d), Executive shall have no right to receive compensation or other benefits for any period after such termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive’s participation in such plans through the date of termination shall be paid when due under those plans.

(c) Payments Upon Event of Termination Without Change of Control. Subject to the limitations in paragraph 8(h), upon the occurrence of an Event of Termination other than after a Change of Control (as defined in paragraph 8(e)), the Bank shall pay to Executive monthly, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or to his estate, as the case may be, as severance pay or liquidated damages, or both, during the period described below a sum equal to the highest monthly rate of salary paid to Executive at any time under this Agreement. Such payments shall commence on the last day of the month following the date of said Event of Termination and shall continue until the date this Agreement would have expired but for said occurrence, with such occurrence being viewed as a determination by the Bank not to extend the Agreement as provided for in paragraph 3 of this Agreement. Notwithstanding the foregoing, in no event shall such payments made pursuant to this subparagraph 8(c) exceed three times the final annual rate of salary being paid to Executive as of the date of termination.

(d) Payments Upon Event of Termination After Change of Control. Subject to the limitations in paragraph 8(h), if, after a “Change of Control” (as defined in paragraph 8(e)) of the Bank or Ameriana Bancorp (the Bank’s “Parent”), the (i) Bank or its successor shall terminate the employment of Executive during the term of this Agreement for any reason other than “cause,” as defined in paragraph 8(a), (ii) Executive retires on or after attaining age 65, (iii) Executive terminates employment due to Disability pursuant to paragraph 7, or (iv) the Bank or its successor materially changes the present capacity or circumstances in which Executive is employed as set forth in paragraph 2 of this Agreement or causes a material reduction in Executive’s responsibilities or authority or compensation or other benefits provided under this Agreement without Executive’s written consent, which shall constitute “good reason” for termination of this Agreement by Executive. Executive must notify the Parent of the circumstances giving rise to the “good reason” termination with 90 days of the date Executive learns of the condition giving rise to the termination. The Bank or its successor will have 30 days to cure the existence of the condition and not be required to make any severance payment pursuant to the paragraph 9(d). In the event of Executive’s termination of employment for a reason provided above, the Bank shall pay to Executive and provide Executive, or his beneficiaries, dependents or estate, as the case may be, with the following:

(i) The Bank shall pay to Executive a sum equal to 2.99 times the average annual compensation payable by the Bank and includable by Executive in gross income for the most recent five taxable years ending on or before the date on which the ownership or control of the Bank or Parent changed or the portion of this period during which Executive was an employee of the Bank. Such sum shall be paid in a lump sum by the Bank to Executive within thirty (30) days of the occurrence of the event triggering such payment.

(ii) During a period of thirty-six (36) calendar months beginning with the Event of Termination, Executive, his dependents, beneficiaries and estate shall continue to be covered under all employee benefit plans of the Bank, including without limitation the Bank’s pension plan, as if Executive were still employed during such period under this Agreement.

(iii) If and to the extent that benefits or service credits for benefits provided by paragraph 8(d)(ii) shall not be payable or provided under any such plans to Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Bank upon his termination of employment, the Bank shall itself pay or provide for payment of the value of such benefits and service credits for benefits to Executive, his dependents, beneficiaries and estate. Such sum shall be paid in a lump sum by the Bank to Executive within thirty (30) days of the occurrence of the event triggering such payment.

(iv) If Executive’s benefits commence prior to the normal retirement age under the qualified pension plan or any successor plan maintained by the Bank and as a result Executive incurs an actuarial reduction in his monthly benefits under such plan, the Bank shall itself pay or provide for payment to Executive the difference between the amount that would have been paid if the benefits commenced at normal retirement age and the actuarially reduced amount paid upon the early commencement of benefits. Such sum shall be paid in a lump sum by the Bank to Executive within thirty (30) days of the occurrence of the event triggering such payment.

(v) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment nor shall any amounts received from other employment by Executive offset in any manner the obligations of the Bank hereunder.

(vi) Notwithstanding anything contained in this Section 8(d) herein to the contrary, in no event shall payments and benefits made pursuant to this Section 8(d) be made which would result in such payments being classified as an “excess parachute payment” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that such payments and benefits, if made, would be considered as an “excess parachute payment”, such payments shall be reduced by such dollar amount as is required so that the total value of such payments and benefits when made shall not be considered as an “excess parachute payment.”

(e) Change of Control. A “Change of Control” shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the Bank’s or the Parent’s voting stock, (ii) the acquisition of the ability to control the election of a majority of the Bank’s or the Parent’s directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or the Parent by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board or the Parent (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, ownership or control of the Bank by the Parent itself shall not constitute a Change of Control. Further, “Change of Control” shall not include the acquisition of securities by an employee benefit plan of the Bank or the Parent. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

(f) Suspension and Special Regulatory Rules.

(i) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), the Bank’s obligations under this contract shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(ii) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(iii) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default, but this subparagraph shall not affect any vested rights of the parties.

(iv) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

(g) Post-termination Health Insurance. Upon the termination of Executive’s employment, the Bank shall have no obligation to pay the premiums for medical insurance for Executive or his family after the date of termination. However, if Executive’s employment terminates with the Bank for any reason other than for cause, Executive shall be entitled to purchase from the Bank, at his own expense which shall not exceed applicable COBRA rates, family medical insurance under any group health plan that the Bank maintains for its employees. This right shall be (i) in addition to, and not in lieu of; any other rights that Executive has under this Agreement and (ii) shall continue until Executive first becomes eligible for participation in Medicare.

(h) Separation from Service. If Executive qualifies as a Key Employee (as defined in Treasury Regulation Section 1.409A-1(i) at the time of his Separation from Service (as defined in paragraph 8(h)(i), the Bank may not make a payments of deferred compensation as defined by Treasury Regulation 1.409A-1(b) earlier than six months following the date of Executive’s Separation from Service (or, if earlier, the date of Executive’s death). Payments to which Executive would otherwise be entitled during the first six months following the date of his Separation from Service will be accumulated and paid to Executive on the first day of the seventh month following Executive’s Separation from Service.

(i)	“Separation from Service” means the date on which Executive dies, retires or otherwise experiences a Termination of Employment with the Bank. Provided, however, a Separation from Service does not occur if Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Bank under an applicable statute or by contract. For purposes of this paragraph 8(h)(i), a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Bank or Parent. If the period of leave exceeds six months and Executive does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. Executive shall incur a “Termination of Employment” for purposes of this paragraph 8(h)(i) when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(i).

9. Source of Payments. All payments provided in paragraphs 4, 7 and 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Bank may make to aid the Bank in meeting its obligations hereunder.

10. Restrictive Covenants. The parties acknowledge and agree that, because Executive’s position is one of considerable importance and responsibility, requiring substantial experience and the development of confidential relationships and contacts with customers, clients and potential customers and clients of the Bank, it would require a substantial amount of the Bank’s time and resources to replace Executive in the event Executive, for whatever reason, were to cease being an employee of the Bank. The parties further acknowledge and agree that, because of the importance and responsibility of Executive’s position, it is vital that the confidentiality of the Bank’s business methods, records and information be protected, and the Bank be protected from competition, solicitation and interference by Executive for a reasonable time following the termination or expiration of this Agreement or Executive’s employment hereunder for whatever reason. Consequently, and in recognition of the good and valuable consideration received and hereby acknowledged by Executive, including, but not limited to his continued employment by the Bank, the parties covenant and agree as follows:

(a) Confidentiality. During the term Executive’s employment by the Bank and after the termination or expiration of this Agreement or the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, without the express written consent of the Bank, communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any trade secrets, proprietary data or other confidential information of the Bank or any subsidiary or affiliate of the Bank, communicated to or otherwise learned or acquired by Executive in the course of his employment with the Bank, except that Executive may disclose such matters to the extent that disclosure is required (i) in the course of the employment relationship with the Bank or (ii) by a court or other governmental agency of competent jurisdiction. Executive shall not use such trade secrets, proprietary data or other confidential information as long as such matters remain trade secrets, proprietary data or other confidential information in any way or in any capacity other than as an employee of the Bank and to further the Bank’s interests.

(b) Non-Solicitation. During Executive’s employment and for a period of one (1) year after the termination or expiration of this Agreement or termination of Executive’s employment for any reason, Executive will not, except as an employee of and on behalf of the Bank in furtherance of the Bank’s business objectives and purposes, directly or indirectly, either for his own benefit or for the benefit of any other person or entity: (i) solicit banking or bank-related business of any Protected Customers (defined below) of the Bank (with a view towards selling any products or providing services competitive with any products or services sold, provided or proposed to be sold or provided by the Bank or any subsidiary or affiliate of the Bank) in the Restricted Area (defined below); (ii) assist any competitor of the Bank to provide banking or bank-related services to or solicit the Protected Customers’ banking or bank-related business in the Restricted Area; or (iii) solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Bank or any subsidiary or affiliate of the Bank, or otherwise encourage such person to terminate their employment with the Bank.

The term “Restricted Area” shall mean any county where the Bank or any affiliate or subsidiary of the Bank has a branch office or in any contiguous county. The term “Protected Customers” shall mean (i) any customer who purchased any product from, or has conducted any banking business or bank-related services with, the Bank or any affiliate or subsidiary during Executive’s employment, (ii) any potential customer who has been specifically and directly targeted within the last twelve (12) months by Executive or who Executive was otherwise aware was a target for potential business and/or (iii) any person or entity which Executive solicited, contacted or otherwise dealt with on behalf of the Bank or any subsidiary or affiliate thereof.

(c) Non-Compete. During Executive’s employment and for a period of one (1) year after the termination or expiration of this Agreement or termination of Executive’s employment for any reason, Executive shall not, unless acting with the prior written consent of the Board, directly or indirectly, own, manage, operate, control, finance, be employed by, or participate in the ownership, management operation or control of, or be connected with as a director, officer, employee, consultant, partner, stockholder (other than to the extent he is a stockholder therein as of the date of this Agreement), and excepting any ownership, solely as an investment, so long as Executive is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission, Federal Deposit Insurance Corp. or the Federal Reserve Board of any such issue), any corporation, partnership, association, agency or other entity that engages in any banking or bank-related business or that owns or manages or controls a bank or banks (which includes but is not limited to mortgage companies, savings and loan associations and savings banks) in the Restricted Area (as defined above).

(d) Property. If Executive’s employment is terminated for any reason, Executive will turn over immediately thereafter to the Bank his business computer and all business correspondence, letters, papers, records, customer lists, financial statements, reports, and other Bank information, documents and property (and any affiliate or subsidiary), all of which are and will continue to be the sole and exclusive property of the Bank (or any affiliate or subsidiary).

The parties further acknowledge and agree that they believe the duration, scope and geographic area of the restrictions set forth in this Paragraph 10 are fair, reasonable and necessary, that adequate consideration has been received by Executive for such restrictions, and that such restrictions will not prevent Executive from earning a livelihood. If, however, a court of competent jurisdiction determines that any of the restrictions set forth in this Paragraph are unenforceable or unreasonable, whether as to duration, scope or geographic area, the parties hereby grant the court the right and power to interpret, alter, edit, amend or modify such restrictions and to enforce them to the fullest extent deemed reasonable. The covenants and restrictions set forth in this Paragraph shall survive the expiration or termination of this Agreement and Executive’s employment by the Bank hereunder, regardless of the reason or cause of or for such expiration or termination.

11. Legal Fees. If a lawsuit is filed regarding the validity or enforcement of this Agreement, the party who obtains a final judgment in its or his favor, in a court of competent jurisdiction, shall be entitled to recover all reasonable legal fees and expenses incurred in seeking to enforce any right or benefit provided under this Agreement or otherwise pursuing or defending any claim under this Agreement, to the extent permitted by law.

12. Federal Income Tax Withholding. The Bank shall withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreements between the Bank, or any predecessor of the Bank, and Executive.

14. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Bank from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Bank hereunder. Upon such a consolidation, merger or transfer of assets or assumption, the term “the Bank” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.

15. General Provisions.

(a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Bank’s prior written consent; provided, however, that nothing in this paragraph 15(a) shall preclude (i)

Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or (ii) the executors, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b) No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or by hypothecation or to attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary to effect such action shall be null, void, and of no effect.

(c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective permitted successors and assigns.

16. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, have been made by either party, which have not been set forth expressly in this Agreement.

17. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, which, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Bank (or any predecessor thereof) and Executive shall be deemed reinstated as if this Agreement has not been executed.

18. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. Governing Law, Jurisdiction and Venue. This Agreement has been executed and delivered in the State of Indiana, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State without reference to the choice of law principles or rules thereof, except to the extent Federal law is governing. The Bank and Executive agree, by execution of this Agreement, to submit to the jurisdiction of the courts in the State of Indiana.

Any dispute arising out of or related to this Agreement shall be adjudicated in either the state courts located in Henry County, Indiana, or if in federal court, the United States District Court for the Southern District of Indiana, Indianapolis Division.

20. Review by Counsel, Construction. The parties acknowledge and agree that: (a) this Agreement was drafted by legal counsel to the Bank (and not as legal counsel to Executive), and was drafted by such legal counsel at the parties’ joint request, and pursuant to their joint instructions; (b) they have carefully read and fully understand the terms, provisions and legal effect of this Agreement; (c) Executive has been advised to seek, and has had the opportunity to seek, the advice of independent legal counsel prior to and in connection with the execution of this Agreement, and is signing this Agreement of his own free will, with full knowledge of its significance, and solely in reliance on his own knowledge, belief and judgment; (d) this Agreement represents a negotiated agreement, having been drafted, negotiated, compromised and agreed upon by the parties and their legal counsel, and therefore, the fact that one party or the other may have been primarily or exclusively responsible for drafting or editing this Agreement shall not, in any dispute over the terms, construction or meaning of this Agreement, be held, interpreted or construed against such party.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

AMERIANA BANK

/s/ Jerome J. Gassen
Jerome J. Gassen
President and
Chief Executive Officer

ATTEST:

/s/ Nicole Weaver

/s/ John J. Letter
John J. Letter

WITNESS:

/s/ Jeannie Burris